EXHIBIT 12


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                     Three Months Ended
                                                         March 31,
                                                  --------------------------
                                                      2003        2002
                                                  ------------ -------------
      Earnings
        Income before taxes and extraordinary
          items.................................   $  17.4     $   9.1


        Adjustments:
          Minority interest in losses of
          consolidated subsidiaries.............     ---         ---
          Undistributed (income) loss of less
          than 50% owned investments............     ---         ---
          Distributions from less than 50%
          owned investments.....................     ---         ---
          Fixed charges.........................      31.4        24.9
                                                  ------------ -------------

        Earnings................................      48.8        34.0
                                                  ------------ -------------

      Fixed charges, including preferred
          accretion
        Interest expense, including debt
          discount amortization.................      25.9        22.0
        Accretion of redeemable convertible
          preferred stock......................      ---         ---
        Amortization/write-off of debt issuance
          costs.................................       1.3         1.0
        Portion of rental expense
          representative of interest factor
          (assumed to be 33%)...................       4.2         1.9
                                                  ------------ -------------

        Fixed charges...........................   $  31.4     $  24.9
                                                  ------------ -------------

      Ratio of earnings to fixed charges........       1.6x        1.4x
                                                  ============ =============

      Amount of earnings deficiency for
        coverage of fixed charges...............   $ ---       $ ---
                                                  ============ =============